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                                                                    Exhibit 1(i)


                         DRESDNER RCM GLOBAL FUNDS, INC.

                             ARTICLES SUPPLEMENTARY
                                       TO
                            ARTICLES OF INCORPORATION

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     Dresdner RCM Global Funds, Inc., a Maryland corporation having its principal office in the State of Maryland in Baltimore City (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST: The Board of Directors has classified 25,000,000 unissued shares of capital stock, par value $.0001 per share, of the Corporation, which shares are currently unclassified, into shares of capital stock, par value $.0001 per share, of the Corporation of a new series of capital stock, the series having one class with the following designation:

DESIGNATION                                    NUMBER OF SHARES

Dresdner RCM Balanced Fund Class I             25,000,000

     SECOND: The Shares of Dresdner RCM Balanced Fund Class I of the Corporation so classified by the Board of Directors shall have the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption set forth in Article IV(5) of the Corporation's Articles of Incorporation and shall be subject to all provisions of the Charter of the Corporation relating to stock of the Corporation generally.

     THIRD: The Dresdner RCM Balanced Fund Class I shares, as classified above, have been classified by the Board of Directors pursuant to authority contained in the Charter of the Corporation.

     IN WITNESS WHEREOF, Dresdner RCM Global Funds, Inc. has caused these Articles Supplementary to be executed by its President and witnessed by its Assistant Secretary on this 2nd day of December, 1999. The President of the Corporation who signed these Articles Supplementary acknowledges them to be the act of the Corporation and states under penalties of perjury that, to the best of his knowledge, information and belief, the matters and facts set forth herein relating to authorization and approval hereof are true in all material respects.

WITNESS:                                    DRESDNER RCM GLOBAL FUNDS, INC.



By: /s/Karin Brotman                         By: /s/Anthony Ain
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     Karin Brotman                               Anthony Ain
     Assistant Secretary                         President